Exhibit 10.2

Joinder Agreement

THIS JOINDER AGREEMENT (the “Agreement”), dated as of March 17, 2005, is by and between Owens & Minor Healthcare Supply, Inc., a Virginia corporation (the “Applicant Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Amended and Restated Credit Agreement (as amended and modified, the “Amended and Restated Credit Agreement”) dated as of May 4, 2004 among Owens & Minor Distribution, Inc., a Virginia corporation and Owens & Minor Medical, Inc., a Virginia corporation, the Guarantors identified therein, the Banks identified therein, Bank of America, N.A., as Administrative Agent. All of the defined terms in the Amended and Restated Credit Agreement are incorporated herein by reference.

The Borrower Representative is required by Section 7.11 of the Amended and Restated Credit Agreement to cause the Applicant Subsidiary to become a “Guarantor”. Accordingly, the Applicant Subsidiary hereby agrees with the Administrative Agent, for the benefit of the Banks, as follows:

1. The Applicant Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Subsidiary will be deemed to be a party to the Amended and Restated Credit Agreement and a “Guarantor” for all purposes of the Amended and Restated Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Amended and Restated Credit Agreement. The Applicant Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Amended and Restated Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Applicant Subsidiary hereby (i) jointly and severally together with the other Guarantors, guarantees to each Bank and the Administrative Agent, as provided in Section 4 of the Amended and Restated Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The address of the Applicant Subsidiary for purposes of all notices and other communications is the address set forth for the other Credit Parties in Section 11.1 of the Amended and Restated Credit Agreement.

3. The Applicant Subsidiary hereby waives acceptance by the Administrative Agent and the Banks of the guaranty by the Applicant Subsidiary under Section 4 of the Amended and Restated Credit Agreement upon the execution of this Agreement by the Applicant Subsidiary.

4. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the Applicant Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Banks, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

OWENS & MINOR HEALTHCARE SUPPLY, INC.

By:	/s/ Grace R. den Hartog
Name:	Grace R. den Hartog
Title:	Senior Vice President, General Counsel

Acknowledged and accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ B. Kenneth Burton, Jr.
Name:	B. Kenneth Burton, Jr.
Title:	Vice President